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                            AGREEMENT AND PLAN OF MERGER

                                    BY AND AMONG

                       PRECEPT TRANSPORTATION SERVICES, LLC,

                          PRECEPT BUSINESS SERVICES, INC.,

                       GARDEN STATE ACQUISITION CORPORATION,

                   GARDEN STATE LEASING & RENT-A-CAR CORPORATION

                                        AND

                                     JOHN ROSE

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                            AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 2, 1998, effective as of October 1, 1998, by and among Precept Transportation Services, LLC, a Nevada limited liability company ("Precept Transportation"), Precept Business Services, Inc., a Texas corporation ("Precept"), Garden State Acquisition Corporation, a Texas corporation ("Merger Sub"), Garden State Leasing & Rent-A-Car Corporation, a New Jersey corporation (the "Company"), and John Rose (the "Stockholder").

                                      RECITALS:

     WHEREAS, all of the issued and outstanding capital stock of the Company consists of an aggregate of five (5) shares of Common Stock, without par value (the "Shares"), all of which are owned by the Stockholder; and

     WHEREAS, Precept (as the sole shareholder of Merger Sub), Merger Sub and the Company have each approved the merger of Company with and into the Merger Sub (the "Merger") in accordance with the New Jersey Business Corporation Act (the "New Jersey Law") and the Texas Business Corporation Act (the "Texas Law") and the provisions of this Agreement; and

     WHEREAS, it is intended for federal income tax purposes that the Merger qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368 (a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                      ARTICLE 1
                                     DEFINITIONS

     1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below or in the section of this Agreement referenced below:

            "Accounts Receivable" is defined in Section 3.9.

            "Actual Net Worth" is defined in Section 2.7.1.

            "Affiliate" shall mean any director, officer, employee or shareholder of any Person, or member of the family of any such Person, or any corporation, partnership, trust or other entity in which any such Person, or any member of the family of any such Person, has a substantial interest or is an officer, director, trustee, partner or holder of more than five percent (5%) of the outstanding capital stock thereof.

            "Agreement" shall mean this Agreement and Plan of Merger.

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            "Buyer Party" is defined in Section 7.1.

            "CERCLA" is defined in Section 3.26.

            "Claim" is defined in Section 7.3.

            "Closing" is defined in Section 2.7.

            "Closing Date" is defined in Section 2.7.

            "Closing Date Price" is defined in Section 2.5.1.2.

            "Code" is defined in the recitals.

            "Company" shall mean Garden State Leasing & Rent-A-Car Corporation, a New Jersey corporation.

            "Constituent Corporations" is defined in Section 2.1.

            "Disclosure Schedule" is defined in the introductory paragraph to
Article III.

            "Effective Time" is defined in Section 2.3

            "Employee Agreement" is defined in Section 2.6.3.

            "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Body pertaining to health or the environment currently in effect in any and all jurisdictions in which the Company owns property or conducts business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, any state laws implementing the foregoing federal laws, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA and RCRA, and the term "disposal" has the meaning specified in RCRA; PROVIDED, HOWEVER, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning will apply.

            "ERISA" is defined in Section 3.17.1.

            "Financial Statements" is defined in Section 3.8.

            "GAAP" shall mean United States generally accepted accounting principles as may be modified from time to time.

            "Governmental Body" is defined in Section 3.7.

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            "Indemnified Party" is defined in Section 7.3.

            "Indemnifying Party" is defined in Section 7.3.

            "Intellectual Property" is defined in Section 3.22.

            "Liabilities" is defined in Section 3.10.

            "Lien" is defined in Section 3.5.

            "Losses" is defined in Section 7.1.

            "Material Adverse Effect" shall mean a material adverse effect on business, operations and assets.

            "Material Agreements" is defined in Section 3.20.

            "Merger Consideration" is defined in Section 2.5.2.

            "Merger" is defined in the Recitals.

            "Merger Sub" shall mean Garden State Acquisition Corporation, a Texas corporation.

            "New Jersey Law" is defined in the Recitals.

            "Parent Class A Common Stock" shall mean the Class A Common Stock, par value $.10 per share, of Precept Business Services, Inc., a Texas corporation.

            "Permits" is defined in Section 3.15.

            "Person" is defined in Section 3.13.

            "Precept" shall mean Precept Business Services, Inc., a Texas corporation.

            "Pre-Tax Earnings" is defined in Section 2.6.1.

            "Precept Transportation" shall mean Precept Transportation Services, LLC, a Nevada limited liability company.

            "Registered Intellectual Property" is defined in Section 3.22. "Registration Date" is defined in Section 4.7.2.

            "S-4 Registration Statement" is defined in Section 4.7.1.

            "SEC" shall mean the Securities and Exchange Commission.

            "Securities Act" is defined in Section 4.7.2.

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            "Seller Party" is defined in Section 7.2.

            "Shares" is defined in the Recitals.

            "Surviving Corporation" is defined in Section 2.1.

            "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not. "Tax Return" means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Texas Law" is defined in the Recitals.

            "Trading Day" shall mean each day on which there is active trading on NASDAQ and on which the Parent Class A Common Stock is so traded.

            "Transaction Documents" is defined in Section 3.2.

            "10-K Date" is defined in Section 4.9.

                                      ARTICLE 2
                   THE MERGER, EFFECTIVE TIME, CONVERSION OF SHARES

     2.1 THE MERGER. At the Effective Time (as defined in Section 2.3 below), in accordance with this Agreement, the New Jersey Law and the Texas Law, the Company shall be merged with and into Merger Sub, the separate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation. Merger Sub is sometime referred to herein as the "Surviving Corporation." Merger Sub and the Company are hereinafter collectively referred to as the "Constituent Corporations," and each individually a "Constituent Corporation."

     1.2 EFFECT OF THE MERGER. When the Merger has been effected, the Surviving Corporation shall thereupon and thereafter possess all of the public and private rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and each of the rights, privileges, powers and franchises of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions and all other things in action or belonging to each of such corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, in any of such Constituent Corporations, shall not revert or be in any way

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impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

     1.3 CONSUMMATION OF THE MERGER. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of New Jersey a Certificate of Merger in such form as required by, and executed in accordance with, the relevant provisions of the New Jersey Law, and by filing with the Secretary of Texas Articles of Merger in such form as required by, and executed in accordance with, the relevant provisions of the Texas Law. The Effective Time of the Merger (the "Effective Time") shall be the later of the effectiveness of such filings.

     1.4    CERTIFICATE OF INCORPORATION; BYLAWS, DIRECTORS AND OFFICERS.
The Certificate of Incorporation and Bylaws of the Surviving Corporation shall be the Certificate of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time. At the Effective Time, David
L. Neely, Ronald P. Sorci, William Solomon, Layne Deutscher and John Rose shall be the initial directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws and applicable law. At the Effective Time, Ronald P. Sorci shall be Chief Executive Officer, John Rose shall be the President, William Solomon shall be the Senior Vice President, Chief Financial Officer and Treasurer and Layne Deutscher shall be the Senior Vice President, General Counsel and Secretary, respectively, of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws and applicable law.
The name to be used by the Surviving Corporation in New Jersey shall be Garden State Limousine, Inc. if such name is available.

     1.5    MERGER CONSIDERATION; CONVERSION OF SHARES.

            1.5.1 The aggregate consideration to be received at the Effective Time by the Stockholder in connection with the Merger (upon conversion of the Shares as set forth below) shall be the amount of $7,000,000, payable 51% in shares of Parent Class A Common Stock and 49% in cash (collectively, the "Merger Consideration"), payable by Precept as follows:

                   1.5.1.1 $3,430,000 in cash (the "Cash Merger Consideration"); and

                   1.5.1.2 $3,570,000 in shares of Parent Class A Common Stock (the "Stock Merger Consideration"). The number of shares of Parent Class A Common Stock which the Stockholder shall be entitled to receive at Closing shall equal 2,351,779, which amount is $3,570,000 divided by

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                   $1.518 (the "Closing Date Price").   Notwithstanding the
                   foregoing, and subject to Section 5.11 below, in the event that at any time within one (1) year immediately following the Closing Date, the Stockholder sells any shares of Parent Class A Common Stock issued to him pursuant to this Agreement at a price less than $1.1385 (as adjusted for stock splits and similar transactions) and at the time of such sale the closing trading price of Parent Class A Common Stock as reported on NASDAQ (or other applicable exchange) has been less than $1.1385 for the immediately preceding ten (10) consecutive Trading Days, then, as soon as practical after receipt of notice of such sale and the price thereof, together with evidence of the terms of such sale as Precept shall reasonably request, Precept shall cause to be delivered to Stockholder a number of shares of Parent Class A Common Stock equal to (i) $1.518 less the price per share realized in the Stockholder's sale, times (ii) the number of shares so sold by the Stockholder, divided by (iii) the average closing price of Precept Common Stock on the NASDAQ small cap market for the ten (10) consecutive Trading Days prior to the sale. The foregoing adjustment shall not be cumulative from quarter to quarter. For example, if during any calendar quarter in the one (1) year period immediately following the Closing Date, the Stockholder sells 5,000 shares of Parent Class A Common Stock issued to him hereunder at a sales price of $1.10 per share, Precept shall immediately issue to the Stockholder additional shares of Parent Class A Common Stock equal to .418 times 5,000 divided by such ten (10) day average closing price. (For purposes of clarification, the price adjustment described in this paragraph and the restrictions on sale or other transfer contained in Section 5.11 of this Agreement shall not apply to West WorldWide Industries, Inc. and the shares of Parent Class A Common Stock transferred to it by the Stockholder at Closing as payment of brokerage fees).

                   1.5.1.3 At the Effective Time, by virtue of the Merger and without any action on the part of Precept Transportation, Precept, Merger Sub, the Company or the Stockholder, the Shares issued and outstanding immediately prior to the Effective Time (other than Shares held in treasury of the Company) shall be canceled and retired and be converted into the right to receive, in the aggregate, the Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time and held in the treasury of the Company shall be canceled and retired and no payment shall be made with respect thereto.

                   1.5.1.4 As a result of the Merger and without action on the part of Precept Transportation, Precept, Merger Sub, the Company or the Stockholder, all Shares shall cease to be outstanding and shall be canceled and returned and shall cease to exist, and each certificate formerly

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                   representing any Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration and other consideration set forth in this Agreement.

                   1.5.1.5 No fractional shares of Parent Class A Common Stock shall be issued in connection with the Merger. In lieu thereof, one additional share of Parent Class A Common Stock will be issued for any fractional share that would have otherwise been issued.

                   1.5.1.6 At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time as a result of the Merger shall be automatically converted into one newly and validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

     1.6    ADDITIONAL MERGER CONSIDERATION.

     2.1.0 In addition to the Merger Consideration to be delivered to the Stockholder at Closing, Precept shall deliver to the Stockholder post-Closing earn-out payments (the "EARN-OUT PAYMENTS"), calculated as follows:

                   2.1.0.1 Fifty percent (50%) of the amount by which the Pre-Tax Earnings of the Company for the twelve-month period ended September 30, 1999, exceed $1,400,000; and

                   2.1.0.2 Fifty percent (50%) of the amount by which the Pre-Tax Earnings of the Company for the twelve-month period ended September 30, 2000, exceed $1,540,000; and

                   2.1.0.3 Fifty percent (50%) of the amount by which the Pre-Tax Earnings of the Company for the twelve-month period ended September 30, 2001, exceed $1,690,000.

            As used in this Section 2.6.1, "Pre-Tax Earnings" shall mean the earnings before federal, state and local income taxes, and before the Earn-Out Payments calculated in this Section, determined in accordance with generally accepted accounting principles applied consistently with the Company's past practices; PROVIDED, HOWEVER, that the determination of Pre-Tax Earnings shall not include (a) any general corporate overhead charge (as opposed to specific corporate overhead charges to pay or reimburse Precept or any of Precept's Affiliates for the actual cost of personnel, travel, accounting, legal, professional services, computer services, insurance and other similar charges incurred or paid on behalf of the Company) or management fee of Precept or any Affiliate of Precept; or

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            (b) any earnings or expense attributable to any other company or business acquired by or transferred to the Surviving Corporation (each, an "Acquired Entity") including any expense of any earn-out payments or other compensation or benefits payable by the Surviving Corporation to any stockholder, director, officer or employee of any Acquired Entity. It is intended, for purposes of the Earn-Out Payments, that the existing operations of the Company be treated as an independent profit center, without considering the effect of future acquisitions that may be transferred to or become part of the Company's operations except as expressly provided in the Employment Agreement.

            1.6.1 Each Earn-Out Payment shall be made annually within forty-five (45) days after the end of the period to which such payment relates. Each Earn-Out Payment shall be accompanied by supporting documentation and financial statements. The Earn-Out Payments shall be paid in shares of Parent Class A Common Stock, valued for such purpose at the average closing price of the Parent Class A Common Stock as reported on NASDAQ (or, in the event that such shares are not traded on NASDAQ, on such other applicable exchange or market system) selected by the Stockholder) for the last ten (10) consecutive Trading Days of the applicable period.

            1.6.2  During the three year earn-out period described in Section
     2.6.1 above and any other earn-out period described in the Employment Agreement dated the date hereof by and between the Stockholder and the Company (the "Employment Agreement"), Precept shall maintain the business and operations of the Company and shall not, without the consent of the Stockholder, which shall not be unreasonably withheld, take any action to
     (i) reduce the Earn-Out Payments in any material respect or (ii) circumvent its obligations under these Earn-Out arrangements.

            1.6.3 In the event the Stockholder disputes Precept's determination of any Earn-Out Payment, the Stockholder shall notify Precept of such dispute within thirty (30) days of receipt of notification of the amount thereof. For a period of thirty (30) days after such notification, Precept shall provide the Stockholder with reasonable access to its books and records, and the parties agree to negotiate in good faith to resolve such dispute. In the event the parties are unable to resolve their dispute within thirty (30) days, Precept shall provide reasonable access to its books and records to an independent public accounting firm mutually agreed upon by Precept and the Stockholder for the purpose of auditing Precept's determination of such Earn-Out Payment. The determination of such independent accounting firm shall be conclusive and binding upon all parties hereto. All costs of such audit shall be the responsibility of Stockholder unless the independent accounting firm determines that the amount of any additional Earn-Out Payment due is more than seven and one-half percent (7.5%) of the Earn-Out Payment as calculated by Precept and the Stockholder would then bear all expenses associated with said audit.

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            1.6.4  For purposes of Sections 2.6.2, 2.6.3 and 2.6.4 above, the term "Earn-Out" shall include any earn-out, profit participation or similar payment due to the Stockholder pursuant to the terms of the Employment Agreement.

     The Earn-Out shall terminate in the event that Stockholder shall voluntarily leave the employment of the Company (other than by reason of the monetary default by the Company or Precept with respect to any of their respective obligations to the Stockholder under the Transaction Documents, which default is not cured within thirty (30) days after receipt of written notice thereof) or in the event that the Company shall terminate the Employment Agreement for cause thereunder; and in such events, Precept shall have no further obligation to Stockholder under this Section 2.6.

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     1.7    NET WORTH.

                   1.7.1 As soon as practicable after the Closing (but in no event later than forty-five (45) days after the Closing), the Stockholder shall deliver to Precept a balance sheet of the Company for each of the nine-month and one-month periods ending on September 30, 1998 as of the Closing Date (together, the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with GAAP and the Company's prior practices, PROVIDED, HOWEVER, that the amount of certain computer equipment, computer software and equipment leases required to have been treated as capital items in accordance with GAAP but that previously were expensed by the Company shall be restated and treated as capital assets of the Company. The Merger Consideration received by the Stockholder pursuant to this Agreement will then be adjusted downward by the amount, if any, by which the "Actual Net Worth" (as hereinafter defined) of the Company at Closing is less than zero (the "Merger
            Consideration Deduction").   For purposes hereof, "Actual Net Worth"
            means the net worth of the Company determined in accordance with GAAP, as reflected on the Closing Balance Sheet. The Merger Consideration Deduction, if any, shall be returned by the Stockholder to Precept Transportation from the Merger Consideration held in escrow pursuant to Section 7.6 hereof. Such Merger Consideration Deduction shall be made pro rata, based on the amount of assets held in such escrow account. Parent Class A Common Stock will be valued for such purpose at the Closing Date Price.

                   1.7.2 The calculation of Actual Net Worth shall become final and binding upon the parties on the thirtieth (30th) calendar day following receipt thereof by Precept unless Precept delivers written notice of its disagreement ("Notice of Disagreement") to the Stockholder prior to such date. Any Notice of Disagreement shall specify the amounts set forth on the Closing Balance Sheet with which Precept disagrees. If a Notice Disagreement is sent by Precept, then the Actual Net Worth (as recalculated in accordance with clause (x) or (y)) below shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement, or (y) the date any disputed amounts are finally determined in accordance with the balance of this paragraph. During the thirty (30) day period following the delivery of a Notice of Disagreement, the Stockholder and Precept shall seek in good faith to resolve in writing any differences which they may have with respect to any amount specified in the Notice of Disagreement or identified by the Stockholder during said thirty (30) day period. If, at the end of such thirty
            (30) day period, the Stockholder and Precept have not reached agreement on such amounts, the amounts which remain in dispute shall be recalculated by an accounting firm mutually agreed upon by the Stockholder and the Precept (the "Independent Accountants"). The Independent Accountants shall make a ratable allocation of its charges for such work as a part of its determination based on the proportion by which the amount in dispute was determined in favor of one party or the other. Any amounts so recalculated shall be final and binding on the parties.

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     1.8    CLOSING.  The closing of the Merger contemplated by this
Agreement (the "Closing") will take place at the offices of Sills Cummis Zuckerman Radin Tischman Epstein & Gross, P.A., One Riverfront Plaza, Newark, New Jersey 07102 as of October 1, 1998 (the "Closing Date"), or at such other place and on such other date as the parties may agree.

     1.9 CLOSING DELIVERIES. At the Closing, the certificate(s), documents and other items listed below will be executed and delivered by the appropriate parties:

            1.9.1 The Stockholder will deliver to Precept Transportation for cancellation stock certificate(s) representing all of the Shares;

            1.9.2 Except as provided in Section 7.6 below or in the Merger Consideration Agreement dated the date hereof by and among the parties hereto, Precept Transportation will deliver to the Stockholder (a) several stock certificates representing the shares of Parent Class A Common Stock to be delivered to the Stockholder as the Stock Merger Consideration; and
     (b) federal funds wire transfer of immediately available funds in the amount of the Cash Merger Consideration.

            1.9.3 The parties thereto will execute and deliver an Affiliate Agreement in a mutually agreed upon form;

            1.9.4 The Stockholder and the Company will execute and deliver to Precept a Closing Certificate in a mutually agreed upon form;

            1.9.5 Precept and Merger Sub will execute and deliver to the Company and the Stockholder a Closing Certificate in a mutually agreed upon form;

            1.9.6 The Company will execute and deliver to Precept and Merger Sub and Precept and Merger Sub will execute and deliver to the Company and the Stockholder, a Secretary's Certificate in a mutually agreed upon form; and

            1.9.7 The Stockholder will execute and deliver to Precept Transportation and Merger Sub, and Precept Transportation will execute and deliver to the Stockholder, an Employment Agreement in a mutually agreed upon form;

            1.9.8 The attorneys for the parties shall execute and deliver legal opinions in mutually agreed upon forms. [caad 214]

                                      ARTICLE 3
                            REPRESENTATIONS AND WARRANTIES
                          OF THE COMPANY AND THE STOCKHOLDER

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     The Company (until the Closing) and the Stockholder, jointly and severally, hereby represent and warrant to Precept and Merger Sub that the statements contained in this Article III are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Disclosure Schedule attached hereto and delivered by the Stockholder to Precept and Merger Sub on the date hereof (the "Disclosure Schedule").
The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Article III.

     3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has full corporate power to own its properties and to conduct its business as presently conducted. The Company is duly authorized, qualified or licensed to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary, except where the failure to be so licensed or qualified would not be expected to have a Material Adverse Effect on the Company. The jurisdictions wherein the Company is so qualified are listed in
Section 3.1 of the Disclosure Schedule.

     3.2 AUTHORITY. The Company has all requisite corporate power and authority, and the Stockholder has all requisite power and authority, to execute, deliver and perform under this Agreement and, where applicable, other instruments, agreements or documents to be delivered pursuant to this Agreement (collectively, the "Transaction Documents"). The execution, delivery and performance of the Transaction Documents, by the Company and the Stockholder, as the case may be, have been duly authorized by all necessary action, corporate or otherwise, on the part of the Company and the Stockholder. This Agreement has been, and the other Transaction Documents at Closing will be, duly executed and delivered by the Company and the Stockholder and, where applicable, each of the Transaction Documents will be legal, valid and binding agreements of the Company and the Stockholder, respectively, enforceable against each of them in accordance with their respective terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (b) as may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     3.3    MINUTE BOOKS.  The Company has delivered to Precept
Transportation true, correct and complete copies of the Company's charter, bylaws, minute books (other than minutes related to certain bank loans), stock certificate books and stock record books. To the best knowledge of Stockholder, all entries in such documents are true and accurate.

     3.4 CAPITALIZATION. The authorized capital stock of the Company consists of one hundred (100) shares of common stock, without par value, of which five (5) shares are issued and outstanding and all of which are held beneficially and of record by the Stockholder. All of the Shares are validly issued, fully paid and non-assessable and are held by the Stockholder free and clear of preemptive or similar rights. The Shares constitute all of the issued and outstanding capital stock of the Company. There are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating the Company, the Stockholder or any other person or entity to issue or sell any securities or ownership interests in the Company. Except as set forth in Section 3.4 of the Disclosure Schedule, there are no stockholders' agreements, voting agreements, voting trusts or similar agreements or restrictions binding on the Stockholder or applicable in any way to the Shares. To the Company's and the Stockholder's knowledge, all of the outstanding capital stock of the Company has been offered and sold in compliance with all applicable securities laws, rules and regulations. Attached hereto as Appendices A, B, and C respectively, are copies of (a) an Agreement of Sale between the Stockholder and James B. Rose relating to the Stockholder's purchase from James B. Rose of capital stock of the Company previously owned by James B. Rose (the "Acquired Shares"), and (b) a canceled stock certificate previously representing the Acquired Shares.

     3.5 TITLE TO THE SHARES. Except as set forth in Section 3.5 of the Disclosure Schedule, the Stockholder owns the Shares, of record and beneficially, free and clear of any lien, pledge, security interest, liability, charge or other encumbrance or claim of any person or entity, voting trusts, proxies, preemptive rights, rights of first refusal, buy-sell arrangements or other stockholder agreements (a "Lien").

     3.6 NO VIOLATION. Except as described in Section 3.6 of the Disclosure Schedule, neither the execution nor the delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby, including without limitation, the transfer of the Shares to Precept Transportation, will conflict with, contravene or result in the material breach of any term or provision of, or violate, or constitute a material default under, or result in the creation of any Lien on the Company's assets pursuant to, or relieve any third party of any obligation or give any third party the right to terminate or accelerate any obligation under any charter provision, bylaw, or Material Agreement (as listed in Section 3.20 of the Disclosure Schedule) or with any customer set out in such Section 3.21 of the Disclosure Schedule, Permit, order, law or regulation to which the Stockholder is a party or by which the Company, the Stockholder or any of their assets are in any way bound or obligated, except where the foregoing will not have a Material Adverse Effect on the Company.

     3.7 GOVERNMENTAL CONSENTS. Except as described in Section 3.7 of the Disclosure Schedule, to the knowledge of Company and Stockholder, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a "Governmental Body") is required on the part of the Company or the Stockholder in connection with the transactions contemplated by this Agreement.

     3.8 FINANCIAL STATEMENTS. Attached as Section 3.8 of the Disclosure Schedule are true and complete copies of the unaudited balance sheet of the Company and the unaudited statements of income, retained earnings and cash flows for the periods ended December 31, 1996, December 31, 1997 and May 31, 1998, all of which have been prepared by the Company (collectively, the

"Financial Statements"). The Financial Statements present fairly the financial condition of the Company at the date specified and the results of its operations for the periods specified and have been prepared in accordance with GAAP, except for the absence of footnotes and year-end adjustments, the method of the depreciation of certain assets and certain computer equipment, computer software and equipment leases that should have been capitalized rather than expensed in accordance with GAAP. The Financial Statements do not contain any material items of a special or nonrecurring nature, except as expressly stated therein. The Financial Statements have been prepared from the books and records of the Company, which fairly reflect in all material respects all the transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by the Company.

     3.9 ACCOUNTS RECEIVABLE. Section 3.9 of the Disclosure Schedule sets forth the accounts receivable of the Company as of September 30, 1998 (not including any unbilled accounts receivable) from sales made as of the date set forth therein (the "Accounts Receivable"), and the payments and rights to receive payments related thereto. Except as set forth in Section 3.9 of the Disclosure Schedule, the amounts of all Accounts Receivable, unbilled invoices and other debts due or recorded in the records and books of account of the Company as being due to the Company as of the Closing Date constitute valid claims against third parties not affiliated with the Stockholder or the Company and arise from bona fide transactions in the ordinary course of the business of the Company. Except as set forth in Section 3.9 of the Disclosure Schedule, the Accounts Receivable arose in the ordinary course of business and are not subject, to the knowledge of the Company and the Stockholder, to (a) any counterclaim, or (b) any set-off or other reduction.

     3.10 ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any direct or indirect debts, obligations or liabilities, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or, to the knowledge of the Company and the Stockholder, unasserted (collectively, "Liabilities"), except for (a) Liabilities specifically identified in the Financial Statements, (b) obligations to be performed in the ordinary course of business or under the Material Agreements (as defined in Section 3.20 below), and (c) as disclosed in Section 3.10 of the Disclosure Schedule.

     3.11 ABSENCE OF MATERIAL ADVERSE CHANGE. Since the date of the most recent Financial Statements and except as otherwise set forth in Section 3.11 of the Disclosure Schedule, there has not been: (a) any material adverse change in the condition (financial or otherwise), results of operations, business, assets or Liabilities of the Company; (b) any payment (including without limitation any dividend or other distribution or repayment of indebtedness) to the Stockholder, other than payment of compensation to employees of the Company in the ordinary course of business and consistent with past practices; (c) any material breach or default (or event that with notice or lapse of time or both would constitute a breach or default), termination or, to the knowledge of the Company and the Stockholder, threatened termination under any Material Agreement; (d) any material theft, damage, destruction, casualty loss, condemnation or eminent domain proceeding affecting the Company's assets, in the aggregate, not covered by insurance;
(e) any sale, assignment or transfer of any of the assets of the Company, except in the ordinary course of business and consistent with past practices; (f) any waiver by the Company of any material rights related to the Company's business, operations or assets, except in the ordinary course of business and consistent with past practices; (g) any other material transaction, agreement or commitment entered into by the Company or its stockholders affecting the Company's business, operations or assets, except in the ordinary course of business and consistent with past practices; or (h) any agreement or understanding to do or resulting in any of the foregoing.

     3.12   TAXES.

            1.9.9 FILING OF TAX RETURNS. The Company has duly and timely filed with the appropriate governmental agencies all income, excise, corporate, franchise, property, sales, use, payroll, withholding and other Tax Returns (including information returns) and reports required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and reflect the taxes of the Company for the periods covered thereby.

            3.12.1 PAYMENT OF TAXES. The Company has paid or accrued all Taxes, penalties and interest that have become due with respect to any Tax Returns that it has filed and any assessments of which it is aware. The Company is not delinquent in the payment of any Tax, assessment or governmental charge.

            3.12.2 NO PENDING DEFICIENCIES, DELINQUENCIES, ASSESSMENTS OR AUDITS. Except as disclosed on Schedule 3.12 of the Disclosure Schedule, no Tax deficiency or delinquency has been asserted against the Company. Except as disclosed on Schedule 3.12 of the Disclosure Schedule, to the knowledge of the Company and the Stockholder, there is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the Taxes of the Company that could be asserted by any taxing authority. There is no taxing authority audit of the Company pending or, to the knowledge of the Company or the Stockholder, threatened, and the results of any completed audits are properly reflected in the Financial Statements. The Company has not violated any federal, state, local or foreign tax law, which violation will have a Material Adverse Effect on the Company.

            3.12.3 NO EXTENSION OF LIMITATION PERIOD. The Company has not been granted an extension by any taxing authority of the limitation period during which any tax liability may be assessed or collected or waived any statute of limitation in respect of Taxes.

            3.12.4  ALL WITHHOLDING REQUIREMENTS SATISFIED.    Except as
     disclosed on Schedule 3.12 of the Disclosure Schedule, all monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use and other Taxes have been (i) collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose, or (ii) properly reflected in the Financial Statements.

            3.12.5 STATE UNEMPLOYMENT TAXES. In respect of the Company's most recently completed reporting period, the Company has paid all state unemployment taxes, if any, to the State of New Jersey of the wages paid by the Company during such period that are subject to such tax. The Company does not know of any increase in the rate of such state unemployment tax for any period in the future.

            3.12.6  TAX LIABILITY IN FINANCIAL STATEMENTS.    Except as
     disclosed on Schedule 3.12 of the Disclosure Schedule, the liabilities (including deferred taxes) shown in the Financial Statements and to be accrued on the books and records of the Company through the Closing Date for Taxes, interest and penalties are and will be, to the knowledge of the Company and the Stockholder, adequate accruals and have been and will be accrued in a manner consistent with sound accounting practices.

            3.12.7 TAX EXEMPT USE PROPERTY. None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

            3.12.8 COLLAPSIBLE CORPORATION. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

            3.12.9  INDEPENDENT CONTRACTORS.  Except as set forth in Section
     3.12 of the Disclosure Schedule, all persons characterized as independent contractors, and not as employees, were properly characterized for all purposes under applicable laws (including, without limitation, their characterization as independent contractors for income and employment tax withholdings and payments).

            3.12.10 LIENS. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

            3.12.11 SECURITY FOR TAX EXEMPT OBLIGATIONS. None of the assets of the Company directly or indirectly secures any debt the interest on which the Company has been advised is tax exempt under Section 103(a) of the Code.

            3.12.12 PARACHUTE PAYMENTS. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any similar provision of foreign, state or local law.

            3.12.13 EXISTING PARTNERSHIPS. The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

            3.12.14 NO RULINGS OR REQUESTS FOR RULINGS. There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to the Company that are, or if issued would be, binding on the Company.

     1.10 LITIGATION. Except as described in Section 3.13 of the Disclosure Schedule, there are currently no pending or, to the knowledge of the Company and the Stockholder, threatened claims, actions, lawsuits, administrative proceedings or reviews, or formal or informal complaints or investigations by any individual, corporation, partnership, Governmental Body or other entity (collectively, a "Person") against or relating to the Company or any of its directors, employees or agents (in their capacities as such) or to which any assets of the Company are subject. The Company is not subject to or bound by any currently existing judgment, order, writ, injunction or decree.

     3.13 COMPLIANCE WITH LAWS AND REGULATIONS. The Company is currently complying with and has at all times complied with, and the use, operation and maintenance of its assets comply with and have at all times complied with, and neither the Company, its assets nor the use, operation or maintenance of such assets is in violation or contravention of (a) any applicable statute, law, ordinance, decree, order, rule or regulation, of any Governmental Body, or (b) any federal, state and local laws relating to occupational health and safety, employment and labor matters, except where the foregoing will not have a Material Adverse Effect on the Company.

     3.14 PERMITS. To the knowledge of the Company and the Stockholder, the Company owns or possesses from each appropriate Governmental Body all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises or rights, including any special permits (collectively, "Permits") issued by any Governmental Body necessary to conduct its business, except where the failure to do so will not have a Material Adverse Effect on the Company. No loss or expiration of any such Permit is pending or, to the knowledge of the Company and the Stockholder, threatened, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapsing, except where the foregoing will not have a Material Adverse Effect on the Company. Set forth in Section 3.15 of the Disclosure Schedule is a list of all Permits.

     3.15   EMPLOYEE MATTERS.  Set forth in Section 3.16 of the Disclosure
Schedule is a complete list of all current employees of the Company, including date of employment, current title and compensation, and date and amount of last increase in compensation. The consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting or increase the amount of compensation due to any director, officer or employee (present or former) of the Company. The Company does not have any collective bargaining, union or labor agreements, contacts or other arrangements with any group of employees, labor union or employee representative. Neither the Company nor the Stockholder knows of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. In addition, (a) the Company is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice, except where any such non-compliance will not have a Material Adverse Effect on the Company; (b) no unfair labor practice complaint against the Company is pending before the National Labor Relations Board or any similar agency; (c) there is no labor strike, dispute, slow down or stoppage actually pending or, to the Company's and the Stockholder's knowledge, threatened against or involving the Company;
(d) no collective bargaining agreement is currently being negotiated by the Company; (e) the Company has not experienced any material labor difficulty or organizing activity during the last three years; and (f) except as set forth in Section 3.16 of the Disclosure Schedule, to the Company's and the Stockholder's knowledge, no director, officer or other key employee of the Company intends to terminate his or her employment with the Company.

     3.16 EMPLOYEE BENEFIT PLANS. Neither the Company nor any Affiliate of the Company now or has ever had any "employee pension benefit plans," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), ever maintained or contributed to (or required to be contributed to) by the Company or any Affiliate. As used in this Section 3.17, "Affiliate" means any corporation, trade or business the employees of which, together with the employees of the Company, are required to be treated as employed by a single employer under the provisions of ERISA or Section 414 of the Code.

     3.17 TITLE TO ASSETS; REAL PROPERTY. Set forth in Section 3.18 of the Disclosure Schedule is a complete list of (a) all real property leased by the Company; (b) each vehicle owned or leased by the Company; and (c) each asset of the Company with a book value or fair market value greater than $5,000. The Company has good and marketable title to, or a valid leasehold interest in, all of its assets, including without limitation, the assets listed in
Section 3.18 of the Disclosure Schedule, and the assets reflected on the Financial Statements (except for assets disposed of in the ordinary course of business and consistent with past practices since the Financial Statements and except for assets held under leases or licenses disclosed pursuant to
Section 3.20), subject to no Liens, except for (a) Liens for current taxes not yet due or being contested in good faith; (b) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use or value of such assets; and (c) Liens disclosed in Section
3.18 of  the Disclosure Schedule.

     3.18 CONDITION OF PROPERTIES; INSURANCE. All facilities, machinery, equipment, fixtures, vehicles and other tangible property owned, leased or used by the Company are in good operating condition and repair, normal wear and tear excepted, are reasonably fit and usable for the purposes for which they are being used, to the knowledge of the Company and the Stockholder, will not likely require major overhaul or repair immediately following Closing, are adequate and sufficient for the Company's business as currently operated and, to the knowledge of the Company and the Stockholder, substantially conform with all applicable laws, rules and regulations. The Company maintains policies of insurance issued by insurers of recognized responsibility insuring the Company and its assets and business against such losses and risks as are normally insured by companies similar to the Company.

     3.19   MATERIAL AGREEMENTS.

            1.10.1 Section 3.20.1 of the Disclosure Schedule lists each written agreement and arrangement to which the Company is a party or a beneficiary or by which the Company or any of its assets is bound and which is material to the Company (collectively, the "Material Agreements"), including without limitation (i) any real estate leases; (ii) any contracts for the provision of goods or services by the Company; (iii) agreements evidencing, securing or otherwise relating to any indebtedness for which the Company is liable;
     (iv) any capital or operating leases, value-added reseller, reseller or conditional sales agreements relating to vehicles, equipment or other assets of the Company; (v) any supply or manufacturing agreements or arrangements pursuant to which the Company is entitled or obligated to acquire any assets from a third party; (vi) insurance policies; (vii) any employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; (viii) any agreement with the Stockholder, any director, officer or employee of the Company, or any Affiliate or family member thereof; (ix) any joint marketing or similar agreement or arrangement; and (x) any other agreement or arrangement pursuant to which, based on historical or projected volume, the Company could be required to make, or be entitled to receive, aggregate payments in excess of $10,000 during any calendar year.

            1.10.2 To the knowledge of the Company and the Stockholder, the Company has performed all obligations required to be performed by it in connection with the Material Agreements and is not in receipt of any claim of default under any Material Agreement; the Company has no present expectation or intention of not fully performing any material obligation pursuant to any Material Agreements; and neither the Company nor the Stockholder has any knowledge of any breach or anticipated breach by any other party to any Material Agreement.

            1.10.3 The Company has made available to Precept a copy of the Material Agreements and its standard form of customer agreement.

     3.20   CUSTOMERS.    3.21   CUSTOMERS.  Set forth in Section 3.21 of the
Disclosure Schedule is a complete list of customers of the Company as of
September 30, 1998.   Except as set forth in Section 3.21 of the Disclosure
Schedule, no customer has advised the Company of such customer's intent to discontinue doing business with the Company or to reduce the volume of goods or services purchased from or supplied to the Company. Except as set forth in Section 3.21 of the Disclosure Schedule, the Company has not received from any customer written notice of such customer's intention to terminate its account with the Company.

     3.21 INTELLECTUAL PROPERTY RIGHTS. Set forth in Section 3.22 of the Disclosure Schedule is a complete list of all registered patents, trademarks, service marks, trade names and copyrights, and applications for and licenses (to or from the Company) with respect to any of the foregoing (collectively, "Registered Intellectual Property"), owned by the Company. To the knowledge of the Company and the Stockholder, the Company has the sole and exclusive right to use all Registered Intellectual Property and other computer software (both proprietary and third party)
and software licenses, intellectual property, proprietary information, trade secrets, trademarks, trade names, copyrights, material and manufacturers specifications, drawings and designs (collectively, "Intellectual Property") used by the Company or necessary in connection with the operation of the Company's business, without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and neither the Company nor the Stockholder has knowledge of any obligation to pay any royalty or other consideration to any Person in connection with the use of any such
Intellectual Property.   To the knowledge of the Company and the Stockholder,
no other Person is infringing the rights of the Company with respect to any of its Intellectual Property. The Company is the sole and exclusive owner of all rights in and to the software described in Section 3.22 of the Disclosure Schedule, including all source and object code and documentation related thereto, except the third party software listed in Section 3.22 of the Disclosure Schedule, as to which the Company has been granted all rights and licenses necessary for the Company to sublicense such software to third parties or to provide services to third parties in the manner in which the
Company has done so through the date hereof and the date of Closing.   There
are no existing material defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute material defaults by the Company or, to the Company's and the Stockholder's knowledge, the other parties thereto, with respect to the Company's licenses of the software to licensees or the Company's licenses with third parties with respect to third party software included in the Company's software.

     3.22 SUBSIDIARIES AND INVESTMENTS. Other than marketable securities, the Company does not own any direct or indirect equity or debt interest in any other Person, including without limitation, any interest in a partnership or joint venture, and is not obligated or committed to acquire any such interest.

     3.23 COMPETING INTERESTS. Except as disclosed in Section 3.24 of the Disclosure Schedule, neither the Company, the Stockholder nor any director, officer, relative or Affiliate of any of the foregoing owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company.

     3.24 ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS. Neither the Company nor any of its officers, directors, employees, agents or other representatives or, to the knowledge of the Company and the Stockholder, any other business entity or enterprise with which the Company is or has been affiliated or associated, has, directly or indirectly, knowingly made or authorized any payment, contribution or gift of money, property or services, in contravention of applicable law, (a) as a kickback or bribe to any Person; or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company. Set forth in Section 3.25 of the Disclosure Schedule is a list of all political contributions made by the Company in the twelve
(12) months immediately preceding the Closing Date. To the knowledge of the Company and the Stockholder, the Company has not violated any federal or state antitrust statutes, rules or regulations, including without limitation those relating to unfair competition, price fixing or collusion.

     3.25   ENVIRONMENTAL MATTERS.  Except for matters disclosed in Section
3.26 of the Disclosure Schedule, (a) to the knowledge of the Company and the Stockholder, the properties, operations and activities of the Company are in compliance in all material respects with all applicable Environmental Laws;
(b) the Company and the properties and operations of the Company are not subject to any existing, pending, or, to the knowledge of the Company and the Stockholder, threatened action, suit, claim, investigation, inquiry or proceeding by or before any governmental entity under any Environmental Laws;
(c) to the knowledge of the Company and the Stockholder, all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Company under any Environmental Laws in connection with any aspect of the business of the Company have been duly obtained or filed and will remain valid and in effect after the Closing, and the Company is in substantial compliance with the terms and conditions of all such notices, permits, licenses, and similar authorizations except where the foregoing will not have a Material Adverse Effect on the Company; (d) to the knowledge of the Company and the Stockholder, there are no physical or environmental conditions existing on any property of the Company or resulting from the Company's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on the Company under any Environmental Laws; (e) to the knowledge of the Company and the Stockholder, there has been no material release of hazardous substances into the environment by the Company; and (f) the Company has made available to the Precept all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Company relating to any of the current or former properties or operations of the Company.

     3.26 BROKERS. Except for West WorldWide Industries, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Stockholder.

     3.27 INSURANCE. Set forth in Section 3.28 of the Disclosure Schedule is a list of all insurance policies currently in effect under which the Company is a beneficiary or an insured. Such insurance coverage will remain in effect (or will be replaced by similar policies) with respect to the Company and its properties as to all events occurring on or prior to the Closing. As of the date of this Agreement, neither the Company nor the Stockholder has received any notice that any of the policies listed in
Section 3.28 of the Disclosure Schedule has been or will be canceled prior to its scheduled termination date, or would not be renewed substantially on the same terms now in effect if the insured party requested renewal or has received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years. The Company is not in material default under any such policy and all premiums due and payable with respect to such coverage have been paid or accrued.

     3.28 BANK ACCOUNTS, POWERS OF ATTORNEY AND PHONE NUMBERS. Set forth in Section 3.29 of the Disclosure Schedule is a complete list of (a) the name and address of each bank or other depository institution in which the Company has an account or safe deposit box, the number of such account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; (b) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof; (c) all of the Company's telephone numbers, and (d) account balances (including overdrafts) as of September 30, 1998.

     3.29 WARRANTIES. Section 3.30 of the Disclosure Schedule summarizes all claims outstanding, pending or, to the knowledge of the Company and the Stockholder, threatened for breach of any warranty relating to any products or services sold by the Company prior to the date hereof. The description of the Company's product and service warranties set forth in Section 3.30 of the Disclosure Schedule is correct and complete.

     3.30 NO PARTS INVENTORY. The Company does not have any inventory consisting of automotive parts.

     3.31 AFFILIATE TRANSACTIONS. Except as disclosed in Section 3.32 of the Disclosure Schedule and other than pursuant to this Agreement and the Transaction Documents, neither the Stockholder nor any Affiliate of the Stockholder has any agreement, undertaking or understanding with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible (including, without limitation, intellectual property rights), used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). Neither the Stockholder nor any Affiliate of the Stockholder has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this Section 3.32 the members of the immediate family of a director, officer, employee or shareholder shall consist of the spouse, parents, children, siblings, mothers-and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters in-law of such director, officer, employee or shareholder.

     1.11   REORGANIZATION MATTERS.

            1.11.1 The fair market value of the Parent Class A Common Stock and other consideration received by the Stockholder will be approximately equal to the fair market value of the Shares surrendered by the Stockholder in the Merger.

            1.11.2 Pursuant to the Merger, the Surviving Corporation will acquire at least ninety (90%) percent of the fair market value of the net assets and at least seventy (70%) percent of the fair market value of the gross assets held by the Company at the time discussions were initiated which led to execution of this Agreement. For purposes of this representation, Company assets used to pay its merger expenses, and all redemptions and distributions made by the Company at any time after discussions were initiated which led to execution of this Agreement will be included as assets of the Company.

            1.11.3 The fair market value of the assets of the Company immediately following the Merger will equal or exceed the sum of the liabilities of the Company, including, without limitation, any liabilities to which such assets are subject.

            1.11.4 There is no intercorporate indebtedness existing between Precept and the Company or between Merger Sub and the Company that was issued, acquired, or will be settled at a discount.

            1.11.5 None of the Parent Class A Common Stock to be received by the Stockholder will be separate consideration for, or allocable to, any employment agreement and the compensation paid by the Surviving Corporation to the Stockholder as an employee will be for services actually rendered and will be commensurate with the amount which would be paid to third parties bargaining at arm's length for similar services.

            1.11.6 In contemplation of the Merger, (i) neither the Company nor any party related to the Company within the meaning of Treasury Regulations
     Section 1.368-1(e)(3) has redeemed or acquired any of the Shares, and (ii) the Company has not made any extraordinary distribution within the meaning of Treasury Regulations Section 1.368-1(e)(1)(ii)(A) with respect to the Shares.

            1.11.7 The Company is not an investment company as defined in the Code.

            1.11.8 The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     1.12 NO MISREPRESENTATIONS. Since May 31, 1998, neither the Company nor the Stockholder has received any appraisal, report or other information relating to the value or condition of the Company or that indicates a material adverse change in the value or condition of the Company or any of its material assets. The representations, warranties and statements made by the Company and the Stockholder in or pursuant to this Agreement (including the Disclosure Schedule) are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

                                      ARTICLE 4
                          REPRESENTATIONS AND WARRANTIES OF
                   PRECEPT TRANSPORTATION, MERGER SUB AND PRECEPT

     Precept Transportation, Merger Sub and Precept, Respectively, Represent and Warrant to the Company (until the Closing) and the Stockholder as follows:

     4.1 ORGANIZATION. Precept is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and Precept Transportation is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of Precept Transportation, Merger Sub and Precept is duly authorized, qualified or licensed to do business and is in good standing as a foreign entity in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary, except where the failure to be so licensed or qualified would not be expected to have a Material Adverse Effect on Precept Transportation, Merger Sub or Precept.

     4.2 AUTHORITY. Precept Transportation, Merger Sub and Precept have all requisite corporate power and authority to execute, deliver and perform under the Transaction Documents. The execution, delivery and performance of the Transaction Documents by Precept Transportation, Merger Sub and Precept have been duly authorized by all necessary action, corporate or otherwise, on the part of Precept Transportation, Merger Sub and Precept. This Agreement has been, and the Transaction Documents at Closing will be, duly executed and delivered by Precept Transportation, Merger Sub and Precept and are legal, valid and binding agreements of Precept Transportation, Merger Sub and Precept, enforceable against each of them in accordance with their respective terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally; and (b) as may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     4.3 CAPITALIZATION. The authorized capital stock of Precept consists of (a) 110,500,000 shares of Common Stock, of which 100,000,000 shares have been designated Class A Common Stock, $0.01 par value per share, of which 52,712,556 shares are issued and outstanding as of September 30, 1998; and 10,500,000 shares of which have been designated Class B Common Stock, of which 4,145,000 shares are issued and outstanding as of September 30, 1998, and (b) 3,000,000 shares of Preferred Stock, of which no shares are issued and outstanding as of September 30, 1998. All outstanding shares are validly issued, fully paid and non-assessable and were offered and sold in compliance with all applicable securities laws and regulations.

     4.4 PARENT CLASS A COMMON STOCK. The shares of Parent Class A Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, and upon receipt of the consideration contemplated hereby, fully paid and nonassessable.

     4.5 NO VIOLATION. The execution, delivery and performance of the Transaction Documents by Precept Transportation, Merger Sub and Precept will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision or bylaw or under any material agreement, instrument, order, law or regulation to which Precept Transportation, Merger Sub or Precept is a party or by which Precept Transportation, Merger Sub or Precept is in any way bound or obligated.

     4.6    GOVERNMENTAL CONSENTS.  To the knowledge of Precept
Transportation, Merger Sub and Precept, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Precept Transportation, Merger Sub or Precept in connection with the transactions contemplated by this Agreement.

     4.7    SEC DOCUMENTS.

            1.12.1 Precept has furnished or made available to the Company or the Stockholder a true and complete copy of its Registration Statement on Form S-4 filed under the Securities Act of 1933, as filed with the SEC and declared effective on February 10, 1998 (the "S-4 Registration Statement"). The S-4 Registration Statement is currently effective, and the shares of Parent Class A Common Stock to be delivered to the Stockholder at the Closing will be registered under the Securities Act pursuant to the S-4 Registration Statement.

            1.12.2 The S-4 Registration Statement was prepared in compliance in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"). As of February 10, 1998 (the "Registration Date"), the S-4 Registration Statement (i) complied as to form in all material respects with the applicable requirements of the Securities Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. The prospectus relating to the S-4 Registration Statement (i) complied as to form in all material respects with the applicable requirements of the Securities Act as of the date thereof, and (ii) did not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Precept included in the S-4 Registration Statement (including the related notes and schedules) fairly presents the consolidated financial position of Precept as of the dates set forth therein and each of the consolidated statements of income, cash flows and shareholders' equity included in the S-4 Registration Statement (including any related notes and schedules) fairly presents the results of income, cash flows and shareholders' equity, as the case may be, of Precept for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved.

     4.8 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Precept Transportation, Merger Sub or Precept who might be entitled to any fee or commission from the Stockholder or the Company upon consummation of the transactions contemplated by this Agreement.

     4.9 LITIGATION. Except as set forth in Precept's 10-K filed on September 29, 1998 for the fiscal year ending June 30, 1998 (the "10-K Date") there are currently no pending or, to the knowledge of Precept, Merger Sub or Precept Transportation, threatened material claims, actions, lawsuits, administrative proceeding or reviews of formal or informal complaints or investigations by any Person against or relating to Precept, Merger Sub or Precept Transportation or any of its directors, employees, or agents (in their capacities as such) or to which any assets of Precept, Merger Sub or Precept Transportation are subject. Except as otherwise set forth in the S-4 Registration Statement, neither Precept, Merger Sub, or Precept Transportation is bound by, or subject to, any currently existing judgment, order, writ, injunction or decree that would have a Material Adverse Effect on Precept Transportation, Merger Sub or Precept.

     4.10 ABSENCE OF MATERIAL ADVERSE CHANGE. Since the 10-K Date there has not been: (a) any material adverse change in the condition (financial or otherwise), results of operations, business, assets or Liabilities of Precept, Merger Sub or Precept Transportation; (b) any payment (including, without limitation, any dividend or other distribution or repayment of indebtedness) to any shareholder of Precept, Merger Sub or Precept Transportation other than payment of compensation to employees of Precept, Merger Sub or Precept Transportation in the ordinary course of business and consistent with past practices; (c) any breach or default (or event that with notice or lapse of time or both would constitute a breach or default), termination or, to the knowledge of the executive officers of Precept, Merger Sub and Precept Transportation threatened termination, under any material agreement of Precept, Merger Sub or Precept Transportation; (d) any material theft, damage, destruction, casualty loss, condemnation or eminent domain proceeding affecting any of assets of Precept, Merger Sub or Precept Transportation, not covered by insurance; (e) any sale, assignment or transfer of any of the assets of Precept, Merger Sub or Precept Transportation, except in the ordinary course of business and consistent with past practices; (f) any waiver by Precept, Merger Sub or Precept Transportation of any material rights related to Precept's, Merger Sub's or Precept Transportation's respective business, operations or assets; (g) any other material transaction, agreement or commitment entered into by the Precept, Merger Sub or Precept Transportation or their significant shareholders affecting Precept's, Merger Sub's or Precept Transportation's respective business, operations or assets, except in the ordinary course of business and consistent with past practices, or (h) any agreement or understanding to do or resulting in any of the foregoing.

     1.13   REORGANIZATION MATTERS.

            1.13.1 Merger Sub has been formed solely for the purposes of effecting the Merger and, immediately prior to the Merger, Precept will "control" Merger Sub within the meaning of Section 368(c) of the Code.

            1.13.2 Neither Precept nor any party related to Precept within the meaning of Treasury regulations Section 1.368-1(e)(3) has any present plan or intention to redeem or acquire any of the Parent Class A Common Stock issued in connection with the Merger.

            1.13.3 Precept has no present plan or intention to sell or otherwise dispose of any of the assets or stock of the Surviving Corporation, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

            1.13.4 Following the Merger, the Surviving Corporation will continue the Company's historic business or use a significant portion of the Company's historic business assets in a business.

            1.13.5  Precept is not an investment company as defined in the Code.

            1.13.6 Precept is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     4.11 TRANSFERABILITY. The Parent Class A Common Stock to be issued as part of the Merger Consideration has been registered pursuant to a Registration Statement under the Securities Act, and is freely transferable except to the extent such transfer is limited under Rule 145 of the Securities Act.

     4.13 NO MISREPRESENTATIONS. The representations, warranties and statements made by Precept Transportation and Precept in or pursuant to this Agreement (including the Disclosure Schedule) are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstance in which it was made, not misleading.

                                      ARTICLE 5
             ADDITIONAL COVENANTS AND AGREEMENTSCOVENANTS AND AGREEMENTS

     5.1 INFORMATION FOR FILINGS. The Stockholder and the Company will furnish Precept with all information concerning the Company as is required for inclusion in any application or filing made by Precept to any Governmental Body in connection with the transactions contemplated by this Agreement.

     5.2    FULFILLMENT OF CONDITIONS BY THE COMPANY AND THE STOCKHOLDER.
The Company and the Stockholder agree not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by the Company or the Stockholder herein not to be true and correct as of the Closing. The Company and the Stockholder will take all reasonable steps to cause to be fulfilled the conditions precedent to Precept Transportation's, Merger Sub's and Precept's obligations to consummate the transactions contemplated hereby that are dependent on the actions of the Company or the Stockholder, respectively.

     5.3 FULFILLMENT OF CONDITIONS BY PRECEPT TRANSPORTATION, PRECEPT AND MERGER SUB. Precept Transportation, Merger Sub and Precept agree not to take any action, unless otherwise required by applicable legal requirements, that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by Precept Transportation, Merger Sub or Precept herein not to be true and correct as of the Closing. Precept Transportation, Merger Sub and Precept will take all reasonable steps to cause to be fulfilled the conditions precedent to the Company's and the Stockholder's obligations to consummate the transactions contemplated hereby that are dependent on the actions of Precept Transportation, Merger Sub or Precept, respectively.

     5.4 PUBLICITY. Precept Transportation, Merger Sub, Precept, the Company and the Stockholder will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. Neither Precept Transportation, Merger Sub or Precept, on the one hand, nor the Company or the Stockholder, on the other hand, will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the advance approval in writing of the form and substance thereof by the other parties, unless otherwise required by applicable legal requirements; PROVIDED, HOWEVER, that such approval shall not be unreasonably withheld or delayed. The press release agreed upon by the parties at the Closing may be released immediately.

     5.5    RELEASES.   Except as provided herein and in the other
Transaction Documents, effective upon the Closing, the Stockholder and his executors, administrators, successors and assigns, hereby fully and unconditionally releases and forever discharges and holds harmless the Company and its employees, officers, directors, successors and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys' fees and expenses), obligations, liabilities and/or damages of every kind and nature whatsoever, whether or not now existing or known, relating in any way, directly or indirectly, to the Company that the Stockholder may now have or may hereafter claim to have against the Company or any of such employees, officers, directors, successors or assigns, including, without limitation, with respect to loans by the Stockholder to the Company which have been canceled without payment thereof.

     5.6    COVENANTS RELATING TO TAXES.

            1.13.7 Precept shall cause the Surviving Corporation to duly, accurately and timely (with regard to any duly granted extensions) file all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date and pay all Taxes due thereon.

            1.13.8 Notwithstanding anything to the contrary contained herein, Precept Transportation shall file any necessary Tax Return or other documentation with respect to all transfer, sales, stamp, registration or other similar Taxes or fees incurred in connection with this Agreement and shall be responsible for payment of any such Tax.

            1.13.9 Except as otherwise provided in the Agreement, the Stockholder, the Company and Precept Transportation agree to cooperate fully with each other with respect to the preparation of all Tax Returns and with respect to all matters relating to Taxes, and to keep each other advised as to any issue relating to Taxes which could have a bearing on such other party's responsibilities hereunder.

     5.7 TAX TREATMENT. From and after the date of this Agreement, none of Precept Transportation, Precept, Merger Sub, the Company or the Stockholder shall take, or cause or permit any of their affiliates to take, any action that would preclude qualification of the transactions contemplated by this Agreement as a reorganization within the meaning of Sections 368(a)(1)(A) and 368 (a)(2)(D) of the Code. Each of the Company and Precept Transportation shall comply with the reporting position on any Tax Return inconsistent with qualification of the transactions contemplated by this Agreement as a reorganization with the meaning of the Sections 368 (a)(1)(A) and 368 (a)(2)(D) of the Code.

     5.8 CONFIDENTIALITY. From the date hereof to and including the Closing Date, the parties hereto shall maintain, and cause their directors, employees, agents and advisors to maintain, in confidence and not disclose or use for any purpose, except the evaluation of the transactions contemplated hereby and the accuracy of the respective representations and warranties of the parties hereto contained herein, information concerning the other parties hereto and obtained directly or indirectly from such parties, or their directors, employees, agents or advisors, except such information as is or becomes (a) available to the non-disclosing party from third parties not subject to an undertaking of confidentiality or secrecy; (b) generally available to the public other than as a result of a breach by the non-disclosing party hereunder; or (c) required to be disclosed under applicable law; and except such information that was in the possession of such party prior to obtaining such information from such other party (as to which the fact of prior possession such possessing party shall have the burden of proof). In the event that the transactions contemplated hereby shall not be consummated, all such information that is in writing shall be returned to the party furnishing the same, including to the extent reasonably practicable, copies or reproductions thereof which may have been prepared.

     5.9 REPORTING. Precept shall file in a timely manner any and all reports required to be filed and shall take all actions necessary to maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended.

     5.10 PRECEPT TRANSPORTATION GOVERNING BODY. If and when Precept Transportation appoints a governing body such as Board of Directors or Management Committee, the Stockholder shall be appointed as a member of such governing body for as long as the Employment Agreement is in effect.

     1.14 SALE OF PRECEPT STOCK . The Stockholder hereby agrees that during the period of one hundred (100) days immediately following the Closing Date, and for each subsequent three (3) month period, he shall not sell or otherwise transfer more than twenty-five (25%) percent of the shares of Parent Class A Common Stock issued to him at Closing (including any such shares held in escrow).

     1.15 STOCKHOLDER GUARANTEES. Precept and the Surviving Corporation agree to use their respective best efforts to cause the Stockholder to be removed as a guarantor or obligor of all (a) purchase money debt for equipment, (b) indebtedness for borrowed money and all contractual lease obligation, and (c) all trade credit guaranteed by the Stockholder or with respect to which he may have any liability as an obligor, and Precept and the Surviving Corporation shall indemnify, defend and hold the Stockholder harmless from any such debts, obligations and liabilities; PROVIDED, that Precept and the Surviving Corporation shall not have any obligation under this Section 5.12 with respect to any undisclosed debts, obligations or liabilities in breach of the representations of the Stockholder contained herein or which are expressly provided herein to remain the obligations of the Stockholder.

     1.16 CONVERSION OF THE COMPANY DEBT. At the Effective Time, the indebtedness of the Company to the Stockholder shall be converted to paid in capital.

                                      ARTICLE 6
                               CONDITIONS TO CLOSING

     6.1 CONDITIONS TO OBLIGATIONS OF PRECEPT TRANSPORTATION, MERGER SUB AND PRECEPT. The obligations of Precept Transportation, Merger Sub and Precept under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Precept Transportation, Merger Sub or Precept.

            1.16.1 All representations and warranties of the Company and the Stockholder contained in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

            1.16.2 The Company and the Stockholder shall have performed and complied with all the covenants and agreements and satisfied the conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing Date, including without limitation the delivery of all items required to be delivered by them hereunder.

            1.16.3 There shall be no pending or threatened litigation in any court or any proceeding before or by any Governmental Body against the Stockholder, the Company, Precept, Merger Sub or Precept Transportation to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby.

            1.16.4 All necessary contractual, governmental or other (including stockholder) consents, approvals, orders or authorizations, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained and all necessary contractual, governmental or other notices, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been given.

            1.16.5 No supplemental disclosure to the Disclosure Schedules pursuant to Section 5.4 of this Agreement shall have been made by the Stockholder or the Company that discloses any fact or event that, in Precept Transportation's reasonable opinion, could have a Material Adverse Effect on the Company.

            1.16.6 There shall have been no material adverse change in the assets, liabilities or financial condition of the Company prior to Closing as reflected in the Financial Statements.

     6.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDER. The obligations of the Company and the Stockholder under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by the Company or the Stockholder.

            1.16.7  All representations and warranties of Precept
     Transportation, Merger Sub and Precept contained in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

            1.16.8 Precept Transportation, Merger Sub and Precept shall have performed and complied with the covenants and agreements and satisfied the conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing Date, including without limitation the delivery of all items required to be delivered by them hereunder.

            1.16.9 There shall be no pending or threatened litigation in any court or any proceeding before or by any Governmental Body against the Stockholder, the Company, Precept, Merger Sub or Precept Transportation to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby.

            1.16.10 All necessary contractual, governmental, or other consents, approvals, orders or authorizations shall have been obtained and all necessary governmental notices shall have been given.

            1.16.11 No supplemental disclosure to the Disclosure Schedules pursuant to Section 5.4 of this Agreement shall have been made by Precept, Merger Sub or Precept

     Transportation that discloses any fact or event that, in the Stockholder's reasonable opinion, could have Material Adverse Effect on Precept, Merger Sub or Precept Transportation.

            1.16.12 There shall have been no material adverse change in the assets, liabilities or financial condition of Precept Transportation, Merger Sub or Precept prior to the Closing.

                                      ARTICLE 7
                                   INDEMNIFICATION

     7.1 INDEMNIFICATION OF PRECEPT TRANSPORTATION AND PRECEPT. The Company (until the Closing) and the Stockholder (after the Closing), hereby agree to indemnify, defend and hold Precept, Precept Transportation and their subsidiaries (including the Merger Sub after the Closing) and their respective directors, officers, employees and agents (each a "Precept Party" and collectively, the "Precept Parties") harmless from any and all direct liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs and reasonable attorneys' fees (collectively, "Losses"), that any Precept Party may suffer or incur as a result of or relating to (a) a breach of any agreement, representation, warranty or covenant made by the Company or the Stockholder in this Agreement or pursuant hereto, or in any exhibit, Disclosure Schedule, certificate or financial statement delivered hereunder or in any document required to be delivered on the Closing Date by the Stockholder or the Company, but, in any event, only to the extent such Losses exceed $20,000 individually or in the aggregate, in which case the Stockholder shall only be responsible for such indemnifiable damages in excess of $20,000 in the aggregate, and (b) any Loss arising out of the matters described in, Sections 3.12 and 3.13 of the Disclosure Schedule. The Escrow Fund (as hereinafter defined) shall first be used to satisfy any indemnification obligations of the Stockholder under this Section
7.1. Thereafter, the Stockholder may, at his option, satisfy any or all of his indemnification obligations required pursuant to this Article VII by returning shares of Parent Class A Common Stock to Precept. For purposes of the foregoing sentence, the shares of Parent Class A Common Stock returned shall be valued at the average closing price of the Precept Shares as reported on NASDAQ (or, in the event that such shares are not traded on NASDAQ, the highest closing price on any other applicable exchange or market system) for the period of ten (10) Trading Days immediately preceding the date such return is made. To the extent that any Precept Party recovers indemnifiable damages pursuant to this Article VII in respect of uncollected receivables of the Company, such Precept Party shall assign to the Stockholder its rights to such uncollected receivables. Notwithstanding the foregoing, Losses to be indemnified pursuant to this Section 7.1 shall be net of the dollar value of any economic benefit received by any Precept Party as a result of a condition, event or occurrence indemnified hereunder, including, without limitation, receipt of insurance proceeds. To the extent the Stockholder has made indemnification payments hereunder, the Stockholder shall be subrogated to rights of Precept or the Company under any applicable insurance coverages; provided that the Company and/or Precept have first right to be made whole under such policies. The maximum amount of Losses for which the Precept Parties shall be entitled to indemnification hereunder shall be an amount equal to $3,500,000, except with respect to intentional misrepresentations or fraud by the Stockholder or the Company (if applicable), in which case the limitation on indemnification set forth in the preceding sentence shall not apply.

     7.2 INDEMNIFICATION OF STOCKHOLDER. The Merger Sub (after the Closing), the Precept Transportation and Precept hereby agree to indemnify, defend and hold the Stockholder and his heirs, successors and assigns (each a "Seller Party" and collectively, the "Seller Parties") harmless from any and all Losses than any Seller Party may suffer or incur as a result of or relating to a breach of any agreement, representation, warranty or covenant made by the Precept Transportation, Precept, or, with respect to post-Closing agreements and covenants, the Merger Sub, in this Agreement or pursuant hereto, or in any exhibit, Disclosure Schedule or certificate delivered hereunder or in any document required to be delivered on the Closing Date by the Precept Transportation or Precept.

     7.3 NOTIFICATION OF CLAIM; SET OFF. Any of the Precept Transportation Parties or Seller Parties seeking indemnification under this
Article VII (collectively, the "Indemnified Parties") will promptly give notice to the Persons to provide indemnification (collectively, the "Indemnifying Parties") of any Losses or claims as to which it asserts a right to indemnification (a "Claim"), and within thirty (30) days thereafter, further notify the Indemnifying Parties of the details of such Claim and the amount thereof; PROVIDED, HOWEVER, that the failure to give such notification shall not relieve the Indemnifying Parties from any liability that they may have pursuant to the provisions of this Article VII as long as the failure to give such notice within such time is not prejudicial to the Indemnifying Parties. Notice to one of the Indemnifying Parties for the purpose of this
Section 7.3 shall mean the filing of the service upon Indemnifying Parties of any legal action, receipt of any claim in writing or similar form of actual notice. Precept and Merger Sub shall be entitled, but not required, to set off the amount of any Claim or Claims in respect of which Precept Parties are entitled to indemnification against any payments becoming due to the Stockholder pursuant to this Agreement, the Transaction Documents (other than the Employment Agreement) or otherwise.

     7.4 DEFENSE OF CLAIMS. If any Claim by one of the Indemnified Parties arises out of a claim by a person other than one of the Indemnified Parties, the Indemnified Parties will promptly give notice to the Indemnifying Parties (or the Indemnifying Parties) of any such Claim, and thereafter the Indemnifying Parties may, by written notice, undertake to conduct any proceedings or negotiations in connection therewith or necessary to defend the Indemnified Parties and take all other steps or proceedings to settle or contest such claim, including, without limitation, the employment of counsel; PROVIDED, HOWEVER, that (a) the Stockholder (or the Company, if applicable) shall not enter into any agreement in compromise or settlement of any claim that could affect the Taxes attributable to any taxable period of the Company beginning on or after the Closing Date without the prior written consent of Precept Transportation (which consent shall not be unreasonably withheld or delayed), and (b) the Indemnifying Parties shall reasonably consider the advice of the Indemnified Parties as to the defense and settlement of such claim and the Indemnified Parties shall have the right to participate, at their own expense, in such defense. Except as otherwise provided herein, control of such litigation and settlement shall remain with the Indemnifying Parties. The Indemnified Parties shall provide all reasonable cooperation in connection with any such defense by the Indemnified Parties. Counsel and auditor fees, filing fees and court fees of all proceedings, contests or lawsuits with respect to any such claim shall be borne by the Indemnified Parties, except that with respect to the litigation disclosed in paragraph 1 of Section 3.13 of the Disclosure Schedule, the Surviving Corporation shall be responsible for and promptly pay all counsel, expert, filing and court fees relating thereto (whether incurred prior to or after the Closing Date) . In the event that the Stockholder and/or the Surviving Corporation receives any recovery in any of the litigations described in paragraphs 1, 2 or 3 of
Section 3.13 of the Disclosure Schedule (whether by settlement, payment in respect of any judgment or otherwise), such recovery shall first be applied to reimburse the Stockholder and the Surviving Corporation for any and all expenses incurred by them in connection with such litigations (and if such recovery is insufficient to reimburse such expenses in their entirety, the amount thereof shall be allocated between the Stockholder and the Surviving Corporation PRO RATA in proportion to the amount of their respective expenses), and any recovery in excess of the amount of such expenses shall be shared equally by the Stockholder and the Surviving Corporation. If any such Claim is made hereunder and the Indemnifying Parties elect not to undertake the defense thereof by written notice to the Indemnified Parties, the Indemnified Parties shall be entitled to indemnification with respect thereto pursuant to the terms of this Article VII.

1.17 SURVIVAL. All representations and warranties made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of one
(1) year after the Closing Date and the right to indemnification with respect thereto shall expire on such date (unless there is a Claim made on or prior to such date, in which case the indemnification obligations hereunder shall continue until the final resolution of such Claim); PROVIDED, HOWEVER, that the representations and warranties made in Sections 3.12, 3.17 and 3.26 shall survive for a period of three (3) years after the Closing Date. All statements contained in any Schedule to this Agreement will constitute representations and warranties under this Agreement.

     1.18   ESCROW.

            1.18.1 ESCROW FUNDS. At the Closing, 263,505 shares of Parent Class A Common Stock to be issued to the Stockholder at Closing under this Agreement (plus any additional New Shares (as defined below) as may be issued in respect thereof after the Closing) (collectively, the "Escrow Shares"), shall be issued in the name of the Stockholder and held by Thomas & Self, a Professional Corporation ("Escrow Agent") to partially secure the indemnification obligations of the Stockholder under Section 7.1. Additionally, at the Closing, Three Hundred Thousand Dollars ($300,000) of the Cash Merger Consideration, plus interest accrued thereon (the "Escrow Cash" and, together with the Escrow Shares, the "Escrow Funds") shall be held in an interest-bearing account for the benefit of the Stockholder to secure the indemnification obligations of the Stockholder under Section
     7.1. Promptly following Closing, the parties shall execute and deliver to Escrow Agent a mutually acceptable Escrow Agreement in accordance with the terms hereof. The Stockholder hereby grants to Precept a security interest in the Escrow Shares to secure Stockholder's obligations to the Precept Parties under Section 7.1 above and, promptly following Closing, Stockholder shall deliver to the Escrow Agent such stock powers to give effect to such grant.

            1.18.2 RELEASE OF ESCROW FUNDS. The Escrow Funds shall be retained by Escrow Agent for a period of three (3) years from the Closing Date (the "Escrow Period"), subject to the following:

                    7.6.2.1 On the first anniversary of the Closing Date, the Escrow Agent shall release from escrow and deliver to the Stockholder an amount of Escrow Funds equal to the difference between Two Hundred Thousand Dollars ($200,000) and the amount of the Losses, if any, as to which any of the Precept Parties has properly made an unresolved Claim under Section 7.2. The amount, if any, of such Two Hundred Thousand Dollars ($200,000) retained by Escrow Agent shall continue to be retained until any such Claims have been resolved. Within five (5) business days following resolution of any such Claims, Escrow Agent shall deliver to the Stockholder that portion of the Two Hundred Thousand Dollars ($200,000) retained by the Escrow Agent and not required to satisfy such Claims.

                    7.6.2.2 On the second anniversary of the Closing Date, the Escrow Agent shall release from escrow and deliver to the Stockholder an amount of Escrow Funds equal to the difference between Four Hundred Thousand Dollars ($400,000) and the amount of the Losses, if any, as to which any of the Precept Parties has properly made an unresolved Claim under Section 7.2. The amount, if any, of such Four Hundred Thousand Dollars ($400,000) retained by Escrow Agent shall continue to be retained until any such Claims have been resolved. Within five (5) business days following resolution of any such Claims, Escrow Agent shall deliver to the Stockholder that portion of the Four Hundred Thousand Dollars ($400,000) retained by Escrow Agent and not required to satisfy such Claims.

                    7.6.2.3 On the last day of the Escrow Period, Escrow Agent shall release from escrow and deliver to the Stockholder all of the Escrow Funds less the amount of the Losses, if any, as to which any of the Precept Parties has properly made an unresolved Claim under
            Section 7.2. The amount, if any, of such Escrow Funds retained by Escrow Agent shall continue to be retained until any such Claims have been resolved. Within five (5) business days following resolution of such Claims, Escrow Agent shall deliver to the Stockholder that portion of the Escrow Funds retained by Escrow Agent and not required to satisfy such Claims.

                    7.6.2.4 Any release of Escrow Funds made pursuant to this Section shall be made in Escrow Cash and Escrow Shares, PRO RATA based on the aggregate value of the Escrow Cash and Escrow Shares. For purposes of such valuation, each share of Parent Class A Common Stock held in escrow shall be valued at the average closing price of the Parent Class A Common Stock on NASDAQ (or, if not traded on NASDAQ, such other market or system where such stock is most frequently traded) for the last ten (10) Trading Days of such applicable year.

            1.18.3 PROTECTION OF ESCROW FUNDS. Escrow Agent shall hold and safeguard the Escrow Funds, shall invest the Escrow Cash in a manner approved in writing by the parties shall treat such Escrow Funds as a trust fund in accordance with the terms of this Agreement and not as the property of Precept, and shall hold and dispose of the Escrow Funds solely in accordance with the terms hereof.

            1.18.4 THE ESCROW SHARES. Any shares of Parent Class A Common Stock or other equity securities issued or distributed by Precept (including shares issued upon a stock split) (the "New Shares") in respect of Escrow Shares that have not been released to the Stockholder shall be added to the Escrow Shares and become a part thereof. New Shares issued in respect of Escrow Shares that have been released shall not be added to the Escrow Shares, but shall be distributed to the holders thereof. When and if cash dividends on Escrow Shares shall be declared and paid, they shall not be added to the Escrow Shares but shall be paid to the holders thereof.

            1.18.5 REPLENISHMENT OF ESCROW. If at any time the value of the Escrow Account falls below ($100,000), upon written notice thereof by Precept to the Stockholder, the Stockholder shall contribute cash to the Escrow Amount in the amount of One Hundred Thousand Dollars ($100,000) (which amount shall be deemed "Escrow Cash.") For purposes of such valuation, each share of Parent Class A Common Stock held in escrow shall be valued at the average closing price of the Parent Class A Common stock on NASDAQ (or, if not traded on NASDAQ, such other market or system where such stock is most frequently traded) for the last ten (10) Trading Days immediately preceding the date such valuation is made.

            1.18.6  PROVISIONS RELATING TO ESCROW AGENT.

                    1.18.6.1 Escrow Agent agrees to serve as Escrow Agent without fee, except that Precept Transportation and the Stockholder agree to reimburse Escrow Agent for Escrow Agent's reasonable fees and other expenses (including reasonable attorney's fees) incurred by Escrow Agent in connection with services required hereunder or on account of disputes between Precept and the Stockholder. Precept Transportation, Precept, the Merger Sub and the Stockholder, jointly and severally, shall indemnify and hold harmless Escrow Agent against and in respect of any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys chosen by Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act, or alleged omission by Escrow Agent or any other cause, in any case in connection with the acceptance of, or the performance or non-performance by Escrow Agent of, any of Escrow Agent's duties under this Agreement, except as the result of Escrow Agent's intentional misconduct or gross negligence as finally determined by a court of competent jurisdiction. Except in cases of Escrow Agent's bad faith or gross negligence, Escrow Agent shall be fully protected by acting in reliance upon any notice, advice, direction or other document in accordance with the provisions hereof, in connection with this Agreement, or in connection with Escrow Agent's duties under this Agreement, has been duly authorized so to do, or by acting or failing to act in good faith on the advice of any counsel retained by Escrow Agent. Escrow Agent shall not be liable for any mistake of fact or of law or any error of judgment, or for any act or any omission, except as a result of Escrow Agent's intentional misconduct or gross negligence as finally determined by a court of competent jurisdiction.

                    1.18.6.2 Escrow Agent shall have no duties or responsibilities except those expressly set forth herein. Escrow Agent shall not be bound by any waiver, modification, amendment, termination, cancellation or revision of this Agreement, unless in writing and signed by Escrow Agent and the other parties hereto. Escrow Agent shall not be bound by any assignment by any party hereto of its rights hereunder unless Escrow Agent shall have received written notice thereof from the assignor. Escrow Agent shall perform any acts ordered by a court of competent jurisdiction.

                    1.18.6.3 If Escrow Agent shall be uncertain as to Escrow Agent's duties or rights hereunder, or shall receive any notice, advice, direction or other document from any other party with respect to the Escrow Amount which, in Escrow Agent's opinion, is in conflict with any of the provisions of this Agreement, or shall be advised that a dispute has arisen with respect to the payment, ownership or right of possession of the Escrow Amount or any part thereof (or as to the delivery, non-delivery or content of any notice, advice, direction or other document), Escrow Agent shall be entitled, without liability to anyone, to refrain from taking any action other than to use Escrow Agent's reasonable efforts to keep safely the Escrow Amount until Escrow Agent shall be directed otherwise in writing by all other parties hereto or by an order, decree or judgment of a court of competent jurisdiction which has been finally affirmed on appeal or which by lapse of time or otherwise is no longer subject to appeal, but Escrow Agent shall be under no duty to institute or to defend any proceeding, although Escrow Agent may, in Escrow Agent's discretion and at the expense of Precept and the Stockholder, institute or defend such proceedings. The parties hereto authorize Escrow Agent, if Escrow Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Amount with the clerk of that court.

                    1.18.6.4 If Escrow Agent shall be unable to act or shall resign as Escrow Agent hereunder, the successor escrow agent shall be such escrow agent as shall be mutually agreed upon by the parties. Escrow Agent may at any time give written notice of its resignation to the other parties hereto, which resignation shall be effective upon successor escrow agent selected by the parties becoming the Escrow Agent hereunder. Escrow Agent's responsibilities and liabilities hereunder, except as a result of Escrow Agent's own intentional misconduct or gross negligence, will terminate upon the delivery by Escrow Agent of all the Escrow Amount under any provision of this Agreement.


                                      ARTICLE 8
                                    MISCELLANEOUS

1.19 NOTICES. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by facsimile or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 8.2):


       If to Precept Transportation,     Precept Business Services, Inc.
       Precept or Merger Sub:            1909 Woodall Rodgers Freeway, Suite 500
                                         Dallas, Texas 75201
                                         Attention:  General Counsel
                                         Facsimile No.:  (214) 220-1082

       with a copy to:                   Thomas & Self, P.C.
                                         5339 Spring Valley Road
                                         Dallas, TX 75420-3009
                                         Attention: Rudy Beuttenmuller, Esq.
                                         Facsimile No.: (972) 991-2121

       If to the Stockholder:            Mr. John Rose
                                         121 Bathurst Avenue
                                         North Arlington, NJ 07031

       with a copy to:                   Sills Cummis Zuckerman Radin
                                           Tischman Epstein & Gross, P.A.
                                         One Riverfront Plaza
                                         Newark, New Jersey 07102
                                         Attention:  Ira A. Rosenberg, Esq.
                                         Facsimile No.:  (973) 643-6500


     Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or by facsimile or, if mailed, when actually received.

     8.5 EXPENSES. The parties hereto will each bear their own respective costs and expenses in connection with the transactions contemplated by this Agreement. The Stockholder shall bear any costs, expenses or fees payable to any financial advisors, attorneys, accountants or other representatives (collectively, "Professionals") retained by the Company or the Stockholder on their behalf with regard to the transactions contemplated by this Agreement. Precept and its Affiliates shall bear any costs, expenses or fees payable to any Professional retained by Precept or its Affiliates with regard to the transactions contemplated by this Agreement. If any Professional's fees or costs are incurred to secure performance of any obligations under this Agreement or any agreement contemplated hereby, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith. Except as otherwise provided herein, the Company shall bear the costs, expenses or fees payable to any Professionals retained by the Company or the Stockholder in connection with any matter not related directly to the transactions contemplated by this Agreement.

     8.6 FURTHER ASSURANCES. Each party agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby, including, without limitation, with respect to obtaining any consent required by the terms of any Material Agreements.

     8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned or delegated by the Company, the Stockholder, Precept, Merger Sub or Precept Transportation, without the prior written consent of the other parties hereto; except that Precept Transportation may assign its rights and obligations under this Agreement to any direct or indirect subsidiary of Precept (provided that Precept Transportation shall remain obligated to perform Precept Transportation's obligations hereunder) and except that the rights of the Stockholder shall inure to the benefit of his executors, administrators and beneficiaries. This Agreement is not intended to confer any rights or benefits to any Person (including without limitation any employees of the Company) other than the parties hereto.

     8.8 ENTIRE AGREEMENT. This Agreement, the other Transaction Documents, and the documents contained as Exhibits, Attachments and Disclosure Schedules hereto contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement cannot be modified or amended except in writing signed by the party against whom enforcement is sought. The Exhibits, Attachments and Disclosure Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

     8.9 SEVERABILITY. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent it is illegal, unenforceable or void. The intent and agreement of the parties to this Agreement is that this Agreement will be deemed amended by modifying any such illegal, unenforceable or void provision to the extent necessary to make it legal and enforceable while preserving its intent, or if that is not possible, by substituting another provision that is legal and enforceable and achieves the same objectives as the provisions. Notwithstanding the foregoing, if the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law.

     8.10 GOVERNING LAW. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of Texas without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

     8.11   ARBITRATION PROCEEDINGS.

            8.11.1 NEGOTIATION PERIOD. Any dispute, controversy or claim arising out of or relating to this Agreement, or any alleged breach hereof, will be subject to binding arbitration in accordance with this Section 8.8. If such a dispute, controversy or claim exists, the parties shall attempt for a 30-day period (the "Negotiation Period") from the date any party gives any one or more of the other parties notice (a "Dispute Notice") pursuant to this Section, to negotiate in good faith, a resolution of the dispute. The Dispute Notice shall set forth with specificity the basis of the dispute. During the Negotiation Period, representatives of each party involved in the dispute who have authority to settle the dispute shall meet at mutually convenient times and places and use their best efforts to resolve the dispute.

            8.11.2 COMMENCEMENT OF ARBITRATION. If a resolution is not reached by the parties prior to the end of the Negotiation Period, either party may provide a written request to the American Arbitration Association within ten (10) days from the end of such period requesting the selection of three
     (3) arbitrators (the "Panel") to arbitrate the parties' respective rights and obligations with respect to the matter set forth in the Dispute Notice. Each arbitrator on the Panel shall be experienced in the arbitration of complex commercial disputes.

            8.11.3 DISCOVERY. Each party to an arbitration shall be entitled to such discovery as the Panel shall determine is appropriate.

            8.11.4 EXPENSES OF ARBITRATORS. The expenses of the Panel shall be paid by the party that does not substantially prevail on the merits in the arbitration (as determined by the award of the Panel).

            8.11.5 LOCATION OF ARBITRATION. The arbitration shall take place in New York, New York.

            8.11.6 AAA RULES. Except as expressly provided in this Section 8.8, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association as then in effect.

            8.11.7 FEES AND EXPENSES. The party that substantially prevails on the merits of the arbitration (as determined by the Panel) shall be entitled to reasonable attorneys' fees, costs, expenses and necessary disbursements in addition to any other relief to which such party may be entitled.

     8.12 INTERPRETATION. When used in this Agreement, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates or permits.

     8.13 COUNTERPARTS; FACSIMILE SIGNATURES. One or more counterparts of this Agreement may be delivered by facsimile transmission, with the intention that they shall have the same effect as an original counterpart hereof. This Agreement may be executed by the parties on one or more counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     8.14 HEADINGS. The Section headings contained in this Agreement are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.15 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     1.20 TIME OF THE ESSENCE. Time is of the essence with respect to all payments to be made to Stockholder hereunder and the other Transaction Documents.

     1.21 ADJUSTMENT OF MERGER CONSIDERATION. In the event that, subsequent to the date of this Agreement, the outstanding shares of Parent Class A Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the number of shares and share prices described in this Agreement or the Employment Agreement shall be appropriately adjusted.


                               [signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PRECEPT TRANSPORTATION:                COMPANY:

PRECEPT TRANSPORTATION                 GARDEN STATE LEASING &
SERVICES, LLC, a Nevada                RENT-A-CAR CORPORATION, a New
limited liability company              Jersey corporation


                                       By:
By:                                        -----------------------------------
   ----------------------------------      John Rose, President


                                           STOCKHOLDER:
PRECEPT:

PRECEPT BUSINESS SERVICES, INC.,
a Texas corporation


                                           -----------------------------------
By:                                        JOHN ROSE
   ----------------------------------

MERGER SUB:

GARDEN STATE ACQUISITION CORPORATION,
a Texas corporation


By:
   ----------------------------------


For purposes of Article VII only:

ESCROW AGENT:


THOMAS & SELF
a Professional Corporation


By:
   ----------------------------------

                         [signature page]